Exhibit 4.53
Long-term Sales Contract

Contract No.: XS120080012

Signing Place: Jiangning District,Nanjing

Signing Date: 10-1-2008

The Seller: China Sunergy (Nanjing) Co., Ltd	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Add: No. 123 West Focheng Road, Jiangning Economy and Technology Development Zone, Nanjing	Add: No. 68 West Gangde Road, Songjiang District, Shanghai
Postal code: 211100	Postal code:
Legal representative: Lu Tingxiu	Legal representative: Cai Zhifang
Agent:	Agent:
Tel: 025-52766714	Tel: 021-57850711
Tax: 025-52766767	Fax: 021-57850700
The Seller and the Buyer agree to execute the Contract in accordance with the following terms and conditions:
1. Goods summary
Name of goods	Specification	Efficiency	Quantity.	Unit price	Total amount (RMB)
Solar cells (including A2, A3 cells)	Monocrystalline 125	≥17.00% (SE or HP)	2MW	RMB 29.0/W	Around RMB 58,000,000
	Monocrystalline 125	17%~17.25%	6MW	RMB 28/W	Around RMB163,800,000
	Monocrystalline 125	16%~16.75%		RMB 27.0/W
	Monocrystalline 125	15.50%~15.75%		RMB 27.0/W
	Monocrystalline 125	15.00%~15.25%		RMB 26.6/W
	Polycrystalline 156	≥14.75%	2MW	RMB 27.2/W	Around RMB53,400,000
	Polycrystalline 156	14%~14.5%		RMB 26.6/W
Total			10MW		Around RMB275,200,000
Total amount (in words)	Around RMB two hundred and seventy-five million, two hundred thousand
Remarks: 1. The price is fixed from January to March and will be adjusted every three months and includes 17% value-added tax.
2. Contract term: six months (namely, from January 2008 to June 2008)

2. Schedule and terms of payment
2.1 The Buyer shall, within three working days after receiving shipping order containing specific power list from the Seller, remit the payment for goods of that batch into the account designated by the Seller according to the quantity and amount contained in the shipping order. The Seller agrees to grant the Buyer a credit line of RMB20 million as well as a credit term of one month.. When accumulated receivables of the Seller have exceeded RMB20 million or one-month credit term, the Buyer shall initiate payment procedure. Otherwise, the Seller is entitled to terminate delivery and resume performance of delivery obligations after the Buyer makes payment.

2.2 Bank account designated by Seller
Account at Jiangning Sub-branch of China Merchants Bank: 078002380175610001

3. Packing requirements
The goods shall be packed in carton boxes suitable for highway transportation so as to meet requirements of domestic long-distance and long-time transportation. Packing costs shall be borne by the Seller.

4. Place and term of delivery
4.1 Place of delivery: the Seller’s location
4.2 Where the Buyer requires the Seller to handle transportation affairs for it, it shall remit the corresponding freight and insurance premiums into the account designated by the Seller together with the goods payment. The transportation risks shall be borne by the Buyer.
4.3 Delivery schedule
From Jan. 2008 to Jun. 2008
Time of delivery	Delivery quantity (MW/month)
Jan. 2008	1MW (S125:1MW)
Feb. 2008	1MW (S125:1MW)
Mar. 2008	2MW(S125:1MW;M156:0.5MW;SE:0.5MW)
Apr. 2008	2MW(S125:1MW;M156:0.5MW;SE:0.5MW)
May. 2008	2MW(S125:1MW;M156:0.5MW;SE:0.5MW)
Jun. 2008	2MW(S125:1MW;M156:0.5MW;SE:0.5MW)
4.4 The Seller shall deliver the goods pursuant to the delivery schedule after receiving prepayment for each batch of goods and shall provide value-added tax invoice to the Buyer within fifteen days after delivery. Partial shipment is allowed in each month.

5. Quality requirements and technical standards
See Appendix I for quality requirements and technical standards (Article 5.4 thereof is not applicable).

6. Damage
6.1 Damage during transportation
Damage of not more than 0.5% of the cells is allowed on monthly delivery basis.
For damage exceeding such limit due to the Seller’s improper packing, the Seller shall be responsible for replacing the damaged cells and shall properly transport and handle the redelivered cells as per the stipulations hereunder. The Seller may bear expenses incurred thereby, if necessary.
The preceding provisions are not applicable to damage during transportation caused by the carrier or any factor beyond control of the Seller.
6.2 Damage during packaging process
Subject to the normal industrial operation standard, the following breakage ratio during the packaging process of the solar cells is allowed:
-Breakage rate of 2% is allowed, in case that the thickness of the solar cell ≤220μm .
For damage exceeding such limit, the Seller shall be responsible for replacing the damaged cells and shall properly transport and handle the redelivered cells as per the stipulations hereunder. The Seller may bear expenses incurred thereby, if necessary.

7. Quantity and quality inspection and objection
The Buyer shall complete inspection of quantity and quality in accordance with the standards herein within seven days after picking up each batch of goods. In case of defects of quantity or quality, the Buyer shall put forward objection in respect thereof within three days. If necessary, the parties hereof agree to entrust a third party recognized by them to carry out the inspection. Products of the Seller shall be deemed qualified in the event that the Buyer fails to raise objection in respect of quantity or quality within ten days after picking up each batch of goods.

8. Force majeure
Where either party hereof is unable to perform the Contract due to a force majeure event, the affected party shall within seven days after occurrence of such event notify the other party in writing and shall submit a written certification issued by a related department within fifteen days after the end of the event. The affected party could be partially or wholly exempted the liability in the light of the impact caused by the force majeure event. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

9. Confidentiality
The parties and their employees, agents, representatives or consultants shall treat all terms and conditions of the Contract and any supplemental agreement thereof as trade secret, which shall not be disclosed to any third party without consent of the other party. Otherwise, the defaulting party shall make compensation to the abiding party, which is twice of the direct or indirect losses suffered by the abiding party.

10. Transfer
Without written consent of the other party, neither party hereof may transfer all or part of the rights and obligations hereunder.

11. Termination
11.1 After the Contract takes effect, neither party may unilaterally rescind the Contract. In the event that one party rescinds the Contract without consent of the other party, it shall be liable to the other party for all losses incurred thereby.
11.2 Termination conditions of the Contract
11.2.1 The Buyer fails to perform its payment obligations hereunder and fails to remedy its nonperformance or breach of obligations within thirty days after receiving written notice from the Seller.
11.2.2 Either party becomes bankrupt, files bankruptcy application or is undergoing corporate reorganization, or either party has filed a similar application, or either party is in liquidation.
11.3 Where the Contract terminates due to justified causes, the Seller shall return all prepayment for the undelivered goods to the Buyer within fifteen days after receiving the contract termination notice submitted according to justified causes.

12. Integrity Assurance
12.1 Where the Buyer or any employee thereof in the name of the company or individual presents monetary gift, precious items or securities to any employee of the Seller directly or indirectly, or provides unjust interests in other guised forms, or in the name of the company or individual carries out transaction similar to the Contract with any employee of the Seller or any third party introduced thereby, their behavior shall be deemed as infringement upon interests of the Seller. The Buyer shall make compensation to the Seller, which is twice of the direct and indirect losses incurred by the Seller therefor. Furthermore, the Buyer shall pay breach penalty to the Seller, which accounts for 20% of the total contract price.
12.2 Method of reporting dishonesty to the Seller:
Attorney Xu Changming    13851647666  lawyerxucm@hotmail.com

13. Dispute resolution
Any and all disputes arising from validity, performance and interpretation and so on of the Contract shall first be resolved by the parties through amicable consultation. In case such consultation fails, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Seller is located. All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

14. Miscellaneous
14.1 The Contract shall take effect upon being sealed by the parties hereof or signature by special authorized agents. Seal on the perforation shall be affixed in the event that the contract text covers more than one page.
14.2 The Contract is in duplicate, with each party holding one counterpart respectively, each of which shall have the same legal effect. The parties hereof shall within three working days after signature of the Contract send the original contract text to each other. A fax copy shall have the same effect as the original.
14.3 In case of any discrepancy between Appendix I and the Contract, the Contract shall prevail. Any matters not covered herein shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which shall have the same legal effect as the Contract.

The Seller:	The Buyer:
Signature/seal: /Seal/	Signature/seal: /Seal/
Date:	Date: